Exhibit 23.2


                     Consent of Certified Public Accountants



         We consent to the incorporation by reference in the Registration Statement (Form S-8 No.33-54990 and Form S-8 No. 33-73350) pertaining to the 1992 Stock Option Plan, the Registration Statement (Form S-8 No. 33-54986) pertaining to the 1992 Director Stock Option Plan, the Registration Statement (Form S-8 No. 33-54988) pertaining to the 1992 Employee Stock Purchase Plan, and Registration Statement on Form S-8 ( No. 33-22423) pertaining to the 1992 Employee Stock Purchase Plan, the 1992 Stock Option Plan, and the 1994 Stock Incentive Plan of our report dated July 31, 1997, except for Note 12 as to which the date is August 27, 1997, with respect to the consolidated financial statements incorporated by reference in this Annual Report (Form 10-K) for the year ended June 30, 1997.



         /s/ Ernst & Young, LLP
         Ernst & Young LLP
         Tampa, Florida
         September 25, 1997